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                                                                    EXHIBIT 4.61

                                 LOAN AGREEMENT

                                                            No: ________________

     This Loan Agreement ("Agreement") is made and entered into this 24th day of March, 2006 (the "Effective Date") by and among:

     SHANGHAI SHANDA NETWORKING CO. LTD., a corporation duly organized and validly existing under the laws of the People's Republic of China (the "PRC") and having its principal place of business at No.1 Office Building, No. 690 Bibo Road, Pudong New Area, Shanghai 201203, the PRC ("Shanda Networking");

     CHINA INDUSTRIAL AND COMMERCIAL BANK PUDONG BRANCH, a corporation duly organized and validly existing under the laws of the PRC and having its principal place of business at No. 2024, South Pudong Road, Pudong New Area, Shanghai 200127, the PRC (the "Agent"); and

     SHANDA COMPUTER (SHANGHAI) CO., LTD., a corporation duly organized and validly existing under the laws of the PRC and having its principal place of business at No.1 Office Building, No. 690 Bibo Road, Pudong New Area, Shanghai 201203, the PRC ("Shanda Computer").

     Shanda Networking, the Agent and Shanda Computer shall be referred to individually as a "Party" and collective as the "Parties".

                                    RECITALS

     WHEREAS, Shanda Networking would like to provide Shanda Computer with a loan through services provided by the Agent; and

     WHEREAS, Shanda Computer would like to receive a loan from Shanda Networking through services provided by the Agent.

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the Parties hereto agree asset forth below:

1.   DEFINITIONS

1.1 "Advance" shall mean the principal amount of the lump sum drawing made by Shanda Computer under the Facility or, as the context requires, the outstanding balance thereof (as reduced by repayments and prepayments by Shanda Computer from time to time).

1.2 "Availability Period" shall mean the period commencing from March 24, 2006 and


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     ending on March 23, 2008.

1.3 "Business Day" shall mean any day other than a Saturday, Sunday or a legal holiday in the PRC.

1.4 "Facility" shall mean the thirty-five million RenMinBi ("RMB") term loan facility to be made available to Shanda Computer pursuant to Section 2.

2.   THE LOAN

     Subject to the terms and conditions set forth in this Agreement, Shanda Computer may on any Business Day during the Availability Period make one drawing from the Agent under the Facility.

3.   INTERESTS, TAXES AND FEES

3.1 Interest. Shanda Computer shall not be obligated pay any interest on the Advance.

3.2 All Advances from Shanda Networking to Shanda Computer to be made hereunder shall be made through the Agent. The Agent hereby acknowledges and agrees that, upon Shanda Networking's instructions, the Agent shall be responsible for transferring the Advances to Shanda Computer.

3.3 The Agent is entitled to charge a pro rata commission on the Advances made by Shanda Networking to Shanda Computer through the Agent in accordance with this Agreement. For all Advances made to Shanda Computer, the commission rate shall be 0.1%. Shanda Networking shall bear the commission fees paid to the Agent.

4.   REPAYMENT

     Shanda Computer shall repay the Advance outstanding by the end of the Availability Period.

5.   PAYMENT PROVISIONS

5.1 Payment of Facility by Shanda Networking. Shanda Networking shall provide to the Agent the Facility within one (1) Business Day prior to the date upon which the Available Period begins.

5.2 Payment of Advance by the Agent. On the date upon which the Advance is to be made, the Agent shall make available such Advance to Shanda Computer in RMB in immediately available funds to an account maintained by Shanda Computer with the Agent and specified in the notice.


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5.3  Payment of Shanda Computer. All payment(s) to be made by Shanda Computer shall be made to the Agent on the date upon which the relevant payment is due in RMB in immediately available funds to the Agent into such account as specified by the Agent in writing. The Agent shall deliver the payment made by Shanda Computer to the account specified by Shanda Networking within one
     (1) Business Day after receipt of such payment.

6.   MISCELLANEOUS

6.1 Notice and Instructions. The instructions that Shanda Networking delivers to the Agent shall comply with the laws and regulations of the PRC. Shanda Networking shall send a notice to the Agent in the event of a combination, dissolution, receivership or any such similar proceeding.

6.2 Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, and merges, revokes and supersedes all prior and contemporaneous agreements, understandings, arrangements, documents and communications (whether written or oral) between the Parties and is intended as a final expression of their agreement.

6.3 Amendments and Waivers. This Agreement shall not be modified or amended except by written agreement signed by duly authorized representatives of the Parties. None of the provisions of this Agreement shall be deemed to have been waived by any act or acquiescence on the part of a Party, except by an instrument in writing signed by such Party; and no waiver of any provision of this Agreement shall constitute a waiver of any other provision(s) or of the same provision on another occasion. The failure of either Party to enforce, or the delay by either Party in enforcing any of its rights under this Agreement shall not preclude either Party from commencing appropriate legal or equitable proceedings, within the time provided by the applicable law, to enforce any or all of its rights under this Agreement, and any prior failure to enforce, or delay in enforcement, shall not constitute a defense.

6.4 Disputes and Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the PRC. Any disputes that arise in connection with this Agreement shall be litigated in courts located within the Pudong New Area, Shanghai, PRC.

6.5 Costs and Expenses. The Parties shall each bear their own costs and expenses incurred in connection with the preparation, negotiation and execution of this Agreement.

6.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed and delivered by facsimile and


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     transmission by facsimile shall be considered proper delivery for legal purposes.

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IN WITNESS WHEREOF, the Parties have executed this Agreement through their duly authorized representatives on the date first set forth above.

SHANGHAI SHANDA NETWORKING CO. LTD.


By:
    ---------------------------------
Name:
      -------------------------------
Title:
       ------------------------------


CHINA INDUSTRIAL AND COMMERCIAL BANK
PUDONG BRANCH


By:
    ---------------------------------
Name:
      -------------------------------
Title:
       ------------------------------


SHANDA COMPUTER (SHANGHAI) CO. LTD.


By:
    ---------------------------------
Name: Chen Tianqiao
Title: General Manager


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